Term Sheet No. 2258B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated October 30, 2014; Rule 433

Deutsche Bank AG
$    Knock-Out Securities Linked to the S&P 500® Index due July 6*, 2017
General
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The Knock-Out Securities Linked to the S&P 500® Index due July 6*, 2017 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the S&P 500® Index (the “Underlying”). A Knock-Out Event will occur if the closing level of the Underlying is less than 60.00% of the Initial Level on any day from but excluding the Trade Date to but including the Final Valuation Date (the “Monitoring Period”). If a Knock-Out Event has not occurred during the Monitoring Period, for each $1,000 Face Amount of securities, investors will be entitled to receive at maturity the Face Amount plus a return equal to the Digital Return of between 13.00% and 15.00% (to be determined on the Trade Date). If a Knock-Out Event has occurred and the Final Level is greater than or equal to the Initial Level, for each $1,000 Face Amount of securities, investors will be entitled to receive at maturity the Face Amount plus a return equal to the greater of (i) the Underlying Return and (ii) the Step Return of between 13.00% and 15.00% (to be determined on the Trade Date). However, if a Knock-Out Event has occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. The securities do not pay any coupons or dividends and investors should be willing to lose some or all of their initial investment if a Knock-Out Event occurs and the Final Level is less than the Initial Level.  Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due July 6*, 2017†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about October 30*, 2014 (the “Trade Date”) and are expected to settle on or about November 4*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	S&P 500® Index (Ticker: SPX)
Issue Price:	100% of the Face Amount
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Underlying is less than the Knock-Out Level.
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Knock-Out Level:	60.00% of the Initial Level
Payment at Maturity:	• If a Knock-Out Event has not occurred, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Digital Return)

•      If a Knock-Out Event has occurred and the Final Level is greater than or equal to the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x the greater of (i) Underlying Return and (ii) Step Return)

•      If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return)

If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $964.80 to $984.80 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page TS-3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$1.00	$999.00
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with underwriting discounts and commissions of $1.00 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
October 30, 2014

(Key Terms continued from previous page)
Underlying Return:	The Underlying Return, expressed as a percentage, will equal:
Final Level – Initial Level Initial Level
The Underlying Return may be positive, zero or negative.
Digital Return††:	13.00% to 15.00%. The actual Digital Return will be determined on the Trade Date.
Step Return††:	13.00% to 15.00%. The actual Step Return will be determined on the Trade Date.
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Final Valuation Date
Trade Date:	October 30*, 2014
Settlement Date:	November 4*, 2014
Final Valuation Date†:	June 30*, 2017
Maturity Date†:	July 6*, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RSJ3
ISIN:	US25152RSJ31
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† The actual Digital Return and Step Return will be set equal to the same percentage on the Trade Date.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Are the Possible Payments on the Securities, Assuming a Range of Hypothetical Performances for the Underlying?

The following table illustrates a range of hypothetical Payments at Maturity on the securities. The table and the hypothetical examples below assume a Digital Return of 14.00% (the midpoint of the range of 13.00% to 15.00%) and a Step Return of 14.00% (the midpoint of the range of 13.00% to 15.00%) and reflect the Knock-Out Level of 60.00% of the Initial Level. The actual Digital Return, Step Return, Knock-Out Level and Initial Level will be determined on the Trade Date. The results set forth below are for illustrative purposes only. The actual return on the securities will be based on whether or not a Knock-Out Event occurs, which will depend on whether the closing level of the Underlying is less than the Knock-Out Level on any day during the Monitoring Period, and the Underlying Return, which will be based on the performance of the Underlying as measured on the Final Valuation Date.  You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Underlying Return (%)	A Knock-Out Event Has Not Occurred During the Monitoring Period		A Knock-Out Event Has Occurred During the Monitoring Period
	Return on the Securities (%)	Payment at Maturity ($)	Return on the Securities (%)	Payment at Maturity ($)
100.00%	14.00%	$1,140.00	100.00%	$2,000.00
90.00%	14.00%	$1,140.00	90.00%	$1,900.00
80.00%	14.00%	$1,140.00	80.00%	$1,800.00
70.00%	14.00%	$1,140.00	70.00%	$1,700.00
60.00%	14.00%	$1,140.00	60.00%	$1,600.00
50.00%	14.00%	$1,140.00	50.00%	$1,500.00
40.00%	14.00%	$1,140.00	40.00%	$1,400.00
30.00%	14.00%	$1,140.00	30.00%	$1,300.00
20.00%	14.00%	$1,140.00	20.00%	$1,200.00
14.00%	14.00%	$1,140.00	14.00%	$1,140.00
10.00%	14.00%	$1,140.00	14.00%	$1,140.00
5.00%	14.00%	$1,140.00	14.00%	$1,140.00
0.00%	14.00%	$1,140.00	14.00%	$1,140.00
-10.00%	14.00%	$1,140.00	-10.00%	$900.00
-20.00%	14.00%	$1,140.00	-20.00%	$800.00
-30.00%	14.00%	$1,140.00	-30.00%	$700.00
-40.00%	14.00%	$1,140.00	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00
N/A: Not applicable because a Knock-Out Event would have occurred.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the securities at maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 20.00%. Because the closing level of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because a Knock-Out Event has not occurred, even though the Underlying Return is 20.00%, the investor only receives the Digital Return of 14.00% and a Payment at Maturity of $1,140.00 per $1,000 Face Amount of securities (a return of 14.00%), calculated as follows:

$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 14.00%) = $1,140.00

Example 2: A Knock-Out Event has not occurred and the Final Level is less than the Initial Level, resulting in an Underlying Return of -20.00%. Because the closing level of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because a Knock-Out Event has not occurred, even though the Underlying Return is -20.00%, the investor receives the Digital Return of 14.00% and a Payment at Maturity of $1,140.00 per $1,000 Face Amount of securities (a return of 14.00%), calculated as follows:

$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 14.00%) = $1,140.00

Example 3: A Knock-Out Event has occurred and the Final Level is less than the Initial Level, resulting in an Underlying Return of -50.00%. Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because the Final Level is less than the Initial Level, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of securities (a return of -50.00%), calculated as follows:

$1,000 + ($1,000 x Underlying Return)
$1,000 + ($1,000 x -50.00%) = $500.00

Example 4: A Knock-Out Event has occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 5.00%. Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because the Final Level is greater than the Initial Level and the Underlying Return is less than the Step Return, the investor receives a Payment at Maturity of $1,140.00 per $1,000 Face Amount of securities (a return of 14.00%), calculated as follows:

$1,000 + ($1,000 x the greater of (i) Underlying Return and (ii) Step Return)
$1,000 + ($1,000 x 14.00%) = $1,140.00

Example 5: A Knock-Out Event has occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 20.00%. Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because the Final Level is greater than the Initial Level and the Underlying Return is greater than the Step Return, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of securities (a return of 20.00%), calculated as follows:

$1,000 + ($1,000 x Underlying Return)
$1,000 + ($1,000 x 20.00%) = $1,200.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL IS FIXED AND LIMITED IF A KNOCK-OUT EVENT DOES NOT OCCUR — The securities are linked to the performance of the Underlying and your return on the securities depends on whether a Knock-Out Event has occurred. A Knock-Out Event will occur if, on any day during the Monitoring Period, the closing level of the Underlying is less than the Knock-Out Level. If a Knock-Out Event has not occurred, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity the Face Amount plus a return equal to the Digital Return of between 13.00% and 15.00% (to be determined on the Trade Date). If a Knock-Out Event has occurred and the Final Level is greater than or equal to the Initial Level, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity the Face Amount plus a return equal to the greater of (i) the Underlying Return and (ii) the Step Return of between 13.00% and 15.00% (to be determined on the Trade Date). Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred, even if the Final Level is less than the Initial Level, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity the Face Amount plus a return equal to the Digital Return. However, if a Knock-Out Event has occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment at maturity.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the securities, which may be positive, zero or negative, is linked to the performance of the S&P 500® Index as described herein. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay any coupons or dividends and do not guarantee any return of your investment. The return on the securities at maturity is based on whether a Knock-Out Event has occurred and whether the Final Level is less than the Initial Level. If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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UNLESS A KNOCK-OUT EVENT OCCURS, YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE DIGITAL RETURN — If a Knock-Out Event has not occurred during the Monitoring Period, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity the Face Amount plus a return equal to the Digital Return of between 13.00% and 15.00% (to be determined on the Trade Date), regardless of any increase in the level of the Underlying, which may be significant. In this circumstance, the maximum Payment at Maturity will be between $1,130.00 and $1,150.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. You will receive a return reflecting the Digital Return only if a Knock-Out Event has not occurred.

If a Knock-Out Event has occurred and the Final Level is greater than the Initial Level, you will be entitled to receive a return reflecting the greater of (i) the Underlying Return and (ii) the Step Return of between 13.00% and 15.00% (to be determined on the Trade Date). However, because the closing level of the Underlying needs to decrease to a level less than 60.00% of the Initial Level on at least one day during the Monitoring Period in order for a Knock-Out Event to occur, you will not receive a positive return on the securities unless the closing level of the Underlying increases substantially from a level less than the Knock-Out Level during the Monitoring Period to a level greater than or equal to the Initial Level on the Final Valuation Date.

•
YOU WILL NOT BE ENTITLED TO THE DIGITAL RETURN IF A KNOCK-OUT EVENT OCCURS — If a Knock-Out Event has not occurred during the Monitoring Period, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity the Face Amount plus a return equal to the Digital Return, even if the Final Level is less than the Initial Level. However, if a Knock-Out Event has occurred and the Final Level is less than the Initial Level, you will not be entitled to receive a return equal to the Digital Return and instead, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment at maturity.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your initial investment at maturity.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of the Issuer will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYING — The return on your securities may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlying. For instance, if a Knock-Out Event does not occur, your return on your investment is limited to the Digital Return regardless of any increase in the level of the Underlying, which may be significant.

•
IF THE LEVEL OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the level of the Underlying. Changes in the level of the Underlying may not result in comparable changes in the value of your securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

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THE UNDERLYING REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE UNDERLYING, NOT A TOTAL RETURN — The return on the securities is based on the performance of the Underlying, which reflects the changes in the market prices of the stocks composing the Underlying. It is not, however, linked to a “total return” version of the Underlying, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Underlying. The return on the securities will not include such a total return feature.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities, as well as any amount payable on the securities, may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the level of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the closing level of the Underlying on any day during the Monitoring Period is less than the Knock-Out Level, thereby causing a Knock-Out Event;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the stocks composing the Underlying and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	the composition of the Underlying;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments related to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent will also be responsible for determining whether a Knock-Out

Event and/or a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the daily closing levels of the Underlying from October 28, 2009 through October 28, 2014.  The closing level of the S&P 500® Index on October 28, 2014 was 1,985.05. The graph below shows a hypothetical Knock-Out Level equal to 60.00% of 1,985.05, which was the closing level of the Underlying on October 28, 2014. The actual Initial Level and Knock-Out Level will be determined on the Trade Date. We obtained the historical closing levels of the Underlying below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any day during the Monitoring Period, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.10% or $1.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.